Exhibit 10.34

THIRD AMENDMENT TO INVESTMENT AGREEMENT

THIS AMENDMENT TO INVESTMENT AGREEMENT (this "Amendment") is made as of this 4th day of August 2005 by and between Revlon, Inc., a Delaware corporation (the "Company"), and MacAndrews & Forbes Holdings Inc. (formerly known as Mafco Holdings Inc.), a Delaware corporation (the "Investor").

W I T N E S S E T H:

WHEREAS, the parties have entered into an Investment Agreement dated February 20, 2004, which agreement was amended on March 24, 2004 and March 7, 2005 (as amended, the "Investment Agreement");

WHEREAS, the parties have determined to amend the Investment Agreement to (i) provide that, in addition to the Investor's obligation to back-stop any Third Stage Offerings, the Investor will back-stop certain additional offerings by the Company in an aggregate amount of up to $75 million, and (ii) make a technical amendment to the Investor's existing back-stop obligation in relation to the Third Stage Offerings; and

WHEREAS, all references to the "Agreement" shall mean the Investment Agreement and all amendments thereto, including, without limitation, this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Amendment, the parties hereto hereby agree as follows:

Section 1.    Definitions.

(a)    Capitalized terms used herein and not defined herein shall have the meaning ascribed to such terms in the Investment Agreement.

(b)    The following definitions are added to Section 1 of the Investment Agreement:

"Additional Offering Amount" means $75 million less the aggregate proceeds of all Additional Offerings.

"Additional Offerings" means one or more offerings (which may be rights offerings and/or issuances of Class A Common Stock in a public offering or private placement or other exempt transactions either for cash or in exchange for outstanding indebtedness of RCPC) in order to provide RCPC with cash for general corporate purposes in an aggregate amount at least equal to the Additional Offering Amount; provided that the offering price and terms of such Additional Offerings shall be determined by the Board of Directors at the time of such offering; provided further that before an offering will be deemed an "Additional Offering", all Third Stage Offerings shall first have been consummated up to at least the Third Stage Offering Amount. For avoidance of doubt, any Additional Offerings may be conducted in conjunction with, or as part of, any Third Stage Offering.

Section 2.    Back-Stop of the Third Stage Rights Offering.

Section 5.2    of the Investment Agreement is hereby deleted in its entirety and amended and restated by replacing such section with the following:

5.2    Back-stop of the Third Stage Offerings.    In the event that the Third Stage Offering Amount exceeds $0, the Investor will, by March 31, 2006, purchase shares of Class A Common Stock for an aggregate amount of cash or in exchange for an aggregate principal amount of outstanding indebtedness of RCPC (such aggregate purchase price, the "Third Stage Back-Stop Amount") which will, upon contribution by the Company to RCPC as a capital contribution or to purchase capital stock, permit RCPC to reduce RCPC's indebtedness, other than revolving indebtedness unless there is a corresponding commitment reduction, in an aggregate principal amount equal to the Third Stage Offering Amount. The Investor may satisfy its obligations by making an investment in Class A Common Stock in an amount equal to the Third Stage Back-Stop Amount pursuant to any transaction approved by the Board of Directors, which may include a rights offering.

Section 3.    Back-Stop of Additional Offerings.

A new Section 5A is hereby inserted into the Investment Agreement as follows:

Section 5A. Additional Offerings.

5A.1    Back-stop of Additional Offerings.     In the event that the Additional Offering Amount exceeds $0, the Investor will, by March 31, 2006, purchase shares of Class A Common Stock for an aggregate amount of cash (such aggregate purchase price, the "Additional Offering Back-Stop Amount"), which cash will, upon contribution by the Company to RCPC as a capital contribution or to purchase capital stock, be available to RCPC for general corporate purposes, in an aggregate amount equal to the Additional Offering Amount. The Investor may satisfy its obligations under this Section 5A by making an investment in Class A Common Stock in an amount equal to the Additional Offering Back-Stop Amount pursuant to any transaction approved by the Board of Directors, which may include a rights offering.

5A.2    Conditions.    The Investor's obligation to purchase the Additional Offering Back-Stop Amount is conditioned upon the Additional Offering Back-Stop Amount exceeding $0. In no event shall the Additional Offering Back-Stop Amount exceed the Additional Offering Amount.

Section 4.    Effect of Third Amendment.

For the avoidance of doubt, this Amendment shall not (i) affect the Company's obligations with respect to the Third Stage Offerings, (ii) reduce the Third Stage Offering Amount (which is currently $109,661,000) or (iii) except as set forth above, affect the Investor's obligations to purchase shares of Class A Common Stock for an aggregate amount of cash equal to the Third Stage Back-Stop Amount (which is currently $109,661,000).

Section 5.    Miscellaneous.

5.1    Ratification of Investment Agreement.

As modified hereby, the Investment Agreement and its terms and provisions are hereby ratified and confirmed for all purposes and in all respects.

5.2    Counterparts.

This Amendment may be executed in two or more counterparts, which may be by facsimile, each of which will be deemed an original but all of which together will constitute one and the same instrument. All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument.

5.3    Headings.

The headings in this Amendment are for reference purposes only and will not in any way affect the meaning or interpretation of this Amendment.

5.4    Governing Law.

This Amendment will be governed by and construed in accordance with the laws of the State of New York without regard to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York. Any legal or equitable action or proceeding arising out of or in connection with this Amendment will be brought only in the courts of the State of New York, in the County and City of New York or of the United States District Court for the Southern District of New York, and by execution and delivery of this Amendment, each of the parties hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. Each of the parties hereby irrevocably waives any objection which it may now or hereafter have to laying of jurisdiction or venue of any actions or proceedings arising out of or in connection with this Amendment or in any certificate, report or other instrument delivered under or pursuant to any term of this Amendment brought in the courts referred to above and hereby further irrevocably waive and agree not to plead or claim in any such court that any such action or proceeding has been brought in an inconvenient forum. Each of the parties further agrees that the mailing by certified or registered mail, return receipt requested, of any process required by any such court will constitute valid and lawful service of process against it, without necessity for service by any other means provided by statute or rule of court. Each of the parties hereto hereby irrevocably waives any and all right to trail by jury in any legal proceeding arising out of or related to this Amendment or the transactions contemplated hereby.

[Execution Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

REVLON, INC.
By:	/s/ ROBERT K. KRETZMAN
Name: Robert K. Kretzman Title: Executive Vice President, Chief Legal Officer
MACANDREWS & FORBES HOLDINGS INC. (f/k/a Mafco Holdings Inc.)
By:	/s/ TODD J. SLOTKIN
Name: Todd J. Slotkin Title: Executive Vice President and Chief Financial Officer

Acknowledged and Agreed
pursuant to Section 9.10 of
the Investment Agreement:

Fidelity Management & Research Co.

/s/ NATE VAN DUZER
Authorized Signature

Nate Van Duzer, Director, Restructuring and Legal Affairs
(Type or Print Name and Title of Authorized Signatory)